Exhibit 10.30

RESTRICTED STOCK UNITS AGREEMENT

THIS RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between the issuer identified in Schedule 1 of this Agreement (the “Company”), and the recipient (the “Grantee”) of an Award of Restricted Stock Units (as defined below) granted by the Plan Administrator (as defined in Schedule I hereto) as set forth in this Agreement.

The Company has adopted the incentive plan identified on Schedule I hereto (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the Plan.  Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it would be in the interest of the Company and its stockholders to award Restricted Stock Units to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.Definitions.  The following terms, when used in this Agreement, have the following meanings:

“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.

“Common Stock” has the meaning specified in Schedule I of this Agreement.

“Company” has the meaning specified in the preamble to this Agreement.

“Grant Date” has the meaning specified in the preamble to this Agreement.

“Grantee” has the meaning specified in the preamble to this Agreement.

“Nonemployee Director” has the meaning specified in the Plan.

“Plan” has the meaning specified in the recitals of this Agreement.

“Plan Administrator” has the meaning specified in Schedule I of this Agreement.

“Required Withholding Amount” has the meaning specified in Section 12 of this Agreement.

“Restricted Stock Units” has the meaning specified in Section 2.

“RSU Dividend Equivalents” means, to the extent specified by the Plan Administrator only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock as the shares represented by the Restricted Stock Units.

“Tranche” has the meaning specified in Section 5(a).

“Unpaid RSU Dividend Equivalents” has the meaning specified in Section 5(a).

“Vested RSU Dividend Equivalents” has the meaning specified in Section 4.

“Vesting Date” means each date on which any Restricted Stock Units cease to be subject to a risk of forfeiture, as determined in accordance with this Agreement and the Plan.

“Vesting Percentage” has the meaning specified in Section 5(a).

2. Award.  Subject to the terms and conditions herein, pursuant to the Plan, the Company grants to the Grantee effective as of the Grant Date an Award of the number of Restricted Stock Units (as defined in the Plan) authorized by the Plan Administrator and set forth in the notice of online grant delivered to the Grantee pursuant to the Company’s online grant and administration program (the “Restricted Stock Units”), each representing the right to receive one share of Common Stock,  subject to the conditions and restrictions set forth below in this Agreement and in the Plan.

3. Settlement of Restricted Stock Units.  Settlement of Restricted Stock Units that vest in accordance with Section 5 or 6 of this Agreement or Section 10.1(b) of the Plan shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs. Settlement of vested Restricted Stock Units shall be made in payment of shares of Common Stock, together with any related Unpaid RSU Dividend Equivalents, in accordance with Section 7 hereof.

4. No Stockholder Rights; RSU Dividend Equivalents.  The Grantee shall have no rights of a stockholder with respect to any shares of Common Stock represented by any Restricted Stock Units unless and until such time as shares of Common Stock represented by vested Restricted Stock Units have been delivered to the Grantee in accordance with Section 7 hereof.  The Grantee will have no right to receive, or otherwise with respect to, any RSU Dividend Equivalents until such time, if ever, as (a) the Restricted Stock Units with respect to which such RSU Dividend Equivalents relate shall have become vested, or (b) such RSU Dividend Equivalents shall have become vested in accordance with the penultimate sentence of this Section 4, and, if vesting does not occur, the related RSU Dividend Equivalents will be forfeited.  RSU Dividend Equivalents shall not bear interest or be segregated in a separate account.  Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, accelerate the vesting of any portion of the RSU Dividend Equivalents (the “Vested RSU Dividend Equivalents”).  The settlement of any Vested RSU Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the year in which such accelerated vesting date occurs.

5. Vesting.

(a) Unless the Plan Administrator otherwise determines in its sole discretion, subject to earlier vesting in accordance with Section 6 or Section 9(b) of this Agreement or Section 10.1(b) of the Plan,  the Grantee will become vested as to that number of Restricted Stock Units (if any) that is equal to the fraction or percentage set forth on Schedule I hereto (the “Vesting Percentage”) of the total number of Restricted Stock Units that are subject to this Agreement, rounded down to the nearest whole number of such Restricted Stock Units on each of the Vesting Dates indicated on Schedule I hereto, and upon the satisfaction of any other applicable restrictions, terms and conditions of the Plan and this Agreement, any RSU Dividend Equivalents with respect to the Restricted Stock Units that have not theretofore become Vested RSU Dividend Equivalents (“Unpaid RSU Dividend Equivalents”) will become vested to the extent that the Restricted Stock Units related thereto shall have become vested in accordance with this Agreement.    The Restricted Stock Units that become vested on each of the three Vesting Dates specified on Schedule I are referred to as individual “Tranches.”  If rounding pursuant to the preceding sentence prevents any portion of a Restricted Stock Unit from becoming vested on a particular Vesting Date (any such portion, an “Unvested Fractional Restricted Stock Unit”), one additional Restricted Stock Unit will become vested on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Restricted Stock Units (including any Unvested Fractional Restricted Stock Unit created on such succeeding Vesting Date) equals or exceeds one whole Restricted Stock Unit, with any excess treated as an Unvested Fractional Restricted Stock Unit thereafter subject to the application of this sentence and the following sentence.  Any Unvested Fractional Restricted Stock Unit comprising part of a whole Restricted Stock Unit that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Restricted Stock Unit.

(b) Notwithstanding the foregoing, the Grantee will not vest, pursuant to this Section 5, in Restricted Stock Units or related Unpaid RSU Dividend Equivalents in which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by the Company or its Subsidiaries (or, if the Grantee is a Nonemployee Director of the Company, continuously serving in such capacity)  from the Grant Date through such date (the vesting or forfeiture of such Restricted Stock Units and related Unpaid RSU Dividend Equivalents to be governed instead by Section 6 hereof).

6. Early Vesting or Forfeiture.
(a) Unless otherwise determined by the Plan Administrator in its sole discretion and except as otherwise provided on Schedule I hereto:

i. If the Grantee’s employment with the Company or a Subsidiary terminates (or, if the Grantee is a Nonemployee Director of the Company, if the Grantee’s service to the Company as such terminates), in either case for any reason other than the Grantee’s death or Disability, the Restricted Stock Units, to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will be forfeited immediately; and

ii. If the Grantee’s employment with the Company or a Subsidiary terminates (or, if the Grantee is a Nonemployee Director of the Company, if the Grantee’s service to the Company as such terminates) in either case by reason of the Grantee’s death or Disability, the Restricted Stock Units, to the extent not theretofore vested, and any related Unpaid RSU Dividend Equivalents, will immediately become fully vested.

(b) Upon forfeiture of any unvested Restricted Stock Units, and any related Unpaid RSU Dividend Equivalents, such Restricted Stock Units and any related Unpaid RSU Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto.

(c) Unless the Plan Administrator otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company.  Unless the Plan Administrator otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.

7. Delivery by Company.  As soon as practicable after the vesting of Restricted Stock Units, and any related Unpaid RSU Dividend Equivalents, pursuant to Section 5, 6 or 9(b) hereof or Section 10.1(b) of the Plan (but no later than March 15 of the calendar year following the year in which such vesting occurs), and subject to the withholding referred to in Section 12 of this Agreement, the Company will (a) cause to be issued and transferred to a brokerage account through Depository Trust Company for the benefit of the Grantee, or cause to be issued and delivered to the Grantee, certificates issued in the Grantee’s name for, that number of shares of Common Stock represented by such vested Restricted Stock Units and any securities representing related vested Unpaid RSU Dividend Equivalents, and (b) cause to be delivered to the Grantee any cash payment representing related vested Unpaid RSU Dividend Equivalents.  Any delivery of securities will be deemed effected for all purposes when (i) certificates representing such securities and, in the case of any Unpaid RSU Dividend Equivalents, any other documents necessary to reflect ownership thereof by the Grantee, have been delivered personally to the Grantee or, if delivery is by mail, when the Company or its stock transfer agent has deposited the certificates and/or such other documents in the United States mail, addressed to the Grantee or (ii) in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates the transfer of such securities to a brokerage account through Depository Trust Company for the benefit of the Grantee.  Any cash payment will be deemed effected when a check from the Company, payable to or at the direction of the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to or at the direction of the Grantee or deposited in the United States mail, addressed to the Grantee or his or her nominee.

8. Nontransferability of Restricted Stock Units.  Restricted Stock Units and any related Unpaid RSU Dividend Equivalents, are not transferable (either voluntarily or involuntarily and whether by sale, assignment, gift, pledge, exchange or otherwise) before or after the Grantee’s death, except as follows:  (a) during the Grantee’s lifetime, pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case.  Any person to whom Restricted Stock Units are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Stock Units and any related Unpaid RSU Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions of this Agreement will continue to be applied with respect to the Grantee.  Certificates representing Restricted Stock Units that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’s court appointed legal representative) or to a person to whom the Restricted Stock Units have been transferred in accordance with this Section.

9.	Adjustments.

(a)  The Restricted Stock Units and any related Unpaid RSU Dividend Equivalents will be subject to adjustment pursuant to Section 4.2 of the Plan in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence following the Grant Date of any of the events described in Section 4.2 of the Plan following the Grant Date.

(b)  In the event of any Board Change or Control Purchase following the Grant Date, the Restricted Stock Units and any related Unpaid RSU Dividend Equivalents may become vested in accordance with Section 10.1(b) of the Plan.    In the event of an Approved Transaction following the Grant Date, all Restricted Stock Units that are then outstanding but unvested, and any related Unpaid RSU Dividend Equivalents, shall become vested in full immediately prior to consummation of the Approved Transaction.  For the avoidance of doubt, in the event of an Approved Transaction following the Grant Date, the Plan Administrator shall not have the discretion contemplated by Section 10.1(b) of the Plan to determine that the Restricted Stock Units and any related Unpaid RSU Dividend Equivalents will not become vested if new or substitute Awards are given to the Grantee in accordance with Section 10.1(b) of the Plan.

10. Company’s Rights.  The existence of this Agreement will not affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.16 of the Plan.

11. Restrictions Imposed by Law.  Without limiting the generality of Section 10.8 of the Plan, the Company shall not be obligated to deliver any shares of Common Stock represented by vested Restricted Stock Units or securities constituting any Unpaid RSU Dividend Equivalents if counsel to the Company determines that the issuance or delivery thereof would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock or such other securities are listed or quoted.  The Company will in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock represented by vested Restricted Stock Units or securities constituting any Unpaid RSU Dividend

Equivalents to comply with any such law, rule, regulation, or agreement.  Any certificates representing any such securities issued or delivered under this Agreement may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws. Notwithstanding any other provision in the Plan to the contrary, if, at the time of vesting of an Award that would otherwise require the Company to issue shares of Common Stock, the Company is prohibited by applicable law from settling such Award in Common Stock, then the Plan Administrator may, in its sole discretion, settle such Awards in cash, by payment to the Grantee of an amount in cash equal to the then Fair Market Value of the shares otherwise deliverable upon such vesting or exercise, less the amount of any applicable exercise or purchase price.

12. Mandatory Withholding for Taxes.  To the extent that the Company or any Subsidiary of the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the award of the Restricted Stock Units to the Grantee or the vesting thereof, or the designation of any RSU Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must make arrangements satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”).  To the extent such withholding is required because the Grantee vests in some or all of the Restricted Stock Units and any related RSU Dividend Equivalents, the Company shall withhold (a) from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of Common Stock and/or (b) from any related RSU Dividend Equivalents otherwise deliverable to the Grantee an amount of such RSU Dividend Equivalents, which collectively have a value (or, in the case of securities withheld, a Fair Market Value) equal to the Required Withholding Amount, unless the Grantee remits the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require or other provisions for withholding such amount satisfactory to the Company have been made.  Notwithstanding any other provisions of this Agreement, the delivery of any shares of Common Stock represented by vested Restricted Stock Units and any related RSU Dividend Equivalents may be postponed until any required withholding taxes have been paid to the Company.

13. Notice.  Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the Company’s then current headquarters, which as of the Grant Date is the address specified for the Company on Schedule I hereto.  Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

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14. Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.7(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee:

(a) this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

(b) subject to any required action by the Board of Directors or the stockholders of the Company, the Restricted Stock Units granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy all of the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Stock Units that are then vested.

15. Grantee Employment or Status as a Nonemployee Director.    Nothing contained in the Plan or this Agreement, and no action of the Company or the Plan Administrator with respect thereto, shall confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or as a Nonemployee Director, or interfere in any way with the right of the Company or any employing Subsidiary (or the Company’s stockholders in the case of a Nonemployee Director) to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to the provisions of any employment or consulting agreement between the Grantee and the Company or any Subsidiary, or in the case of a Nonemployee Director, to the charter and bylaws, as the same may be in effect from time to time.

16. Nonalienation of Benefits.  Except as provided in Section 8 and prior to the vesting of any Restricted Stock Unit,  (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subjected to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.

17. Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado.  Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

18. Construction.  References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan.  All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise.  The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense.  All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive.  Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.  The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.

19. Rules by Plan Administrator.  The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Plan Administrator may adopt from time to time.

20. Entire Agreement.  This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof.  The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award.  Subject to Sections 8 and 16 of this Agreement, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.

21. Grantee Acknowledgment.  The Grantee will signify acknowledgment of the terms and conditions of this Agreement by acknowledging the acceptance of this Agreement via the procedures described in the online grant and administration program utilized by the Company.

22. Code Section 409A. This Award is subject to the provisions of Section 10.17 of the Plan regarding Section 409A of the Code and related regulations.

23. Administrative Blackouts. In addition to its other powers under the Plan, the Plan Administrator has the authority to suspend any transactions under the Plan as it deems necessary or appropriate for administrative reasons.

24. Stock Ownership Guidelines. This Award shall be subject to any applicable stock ownership guidelines adopted by the Company, as amended or superseded from time to time.

* * * * *

Schedule I

to Liberty Expedia Holdings

Restricted Stock Units Agreement

Grant Date:	December 15, 2016
Issuer:	Liberty Expedia Holdings, Inc., a Delaware corporation
Plan:	Liberty Expedia Holdings, Inc. 2016 Omnibus Incentive Plan, as the same may be amended from time to time
Plan Administrator:	The Compensation Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan
Common Stock:	Liberty Expedia Holdings, Inc. Series A Common Stock
Vesting Percentage:	33 1/3%
Vesting Dates:	Annually on each of December 15, 2017, December 15, 2018 and December 15, 2019
Additional Vesting Terms Upon a Termination Without Cause:

If the Grantee’s employment with the Company is terminated without Cause prior to December 15, 2019, then a pro rata portion of each Tranche of Restricted Stock Units that is not fully vested on the date of such termination (the “Termination Date”) will vest as of the Termination Date, such pro rata portion with respect to each such Tranche of Restricted Stock Units to be equal to the product of the number of Restricted Stock Units in such Tranche that are not vested on the Termination Date, multiplied by a fraction, the numerator of which is the number of calendar days that have elapsed from the Grant Date through the Termination Date plus an additional 365 calendar days, and the denominator of which is the number of days in the entire vesting period for such Tranche (in no event to exceed the total number of unvested Restricted Stock Units in such Tranche as of the Termination Date).   For purposes of this Agreement, the vesting period for each Tranche of Restricted Stock Units is the period that begins on the Grant Date and ends on the Vesting Date for such Tranche.

Additional Provisions Applicable to Grantees who hold the office of Vice President or above as of the Grant Date:

Forfeiture for Misconduct and Repayment of Certain Amounts.  If (i) a material restatement of any financial statement of the Company (including any consolidated financial statement of the Company and its consolidated Subsidiaries) is required and (ii) in the reasonable judgment of the Plan Administrator, (A) such restatement is due to material noncompliance with any financial reporting requirement under applicable securities laws and (B) such noncompliance is a result of misconduct on the part of the Grantee, the Grantee will repay to the Company Forfeitable Benefits received by the Grantee during the Misstatement Period in such amount as the Plan Administrator may reasonably determine, taking into account, in addition to any other factors deemed relevant by the Plan Administrator, the extent to which the market value of Common Stock during the Misstatement Period was affected by the error(s) giving rise to the need for such restatement.  “Forfeitable Benefits” means (i) any and all cash and/or shares of Common Stock received by the Grantee (A) upon the exercise during the Misstatement Period of any SARs held by the Grantee or (B) upon the payment during the Misstatement Period of any Cash Award or Performance Award held by the Grantee, the value of which is determined in whole or in part with reference to the value of Common Stock, and (ii) any proceeds received by the Grantee from the sale, exchange, transfer or other disposition during the Misstatement Period of any shares of Common Stock received by the Grantee upon the exercise, vesting or payment during the Misstatement Period of any Award held by the Grantee.  By way of clarification, “Forfeitable Benefits” will not include any shares of Common Stock received upon exercise of any Options during the Misstatement Period that are not sold, exchanged, transferred or otherwise disposed of during the Misstatement Period. “Misstatement Period” means the 12-month period beginning on the date of the first public issuance or the filing with the Securities and Exchange Commission, whichever occurs earlier, of the financial statement requiring restatement.

Other Clawback Policies:

Notwithstanding any other provisions in the Plan, this Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

Company Notice Address:	Liberty Expedia Holdings, Inc. 12300 Liberty Boulevard Englewood, Colorado 80112 Attn: Chief Legal Officer